Exhibit 5.1

Kenneth L. Guernsey

(415) 693-2091

kguernsey@cooley.com

November 17, 2009

Peet’s Coffee & Tea, Inc.

1400 Park Avenue

Emeryville, CA 94608

Ladies and Gentlemen:

We have acted as counsel for Peet’s Coffee & Tea, Inc., a Washington corporation (the “Company”), in connection with the Company’s offer to exchange each outstanding share of common stock of Diedrich Coffee, Inc., a Delaware corporation (“Diedrich”), for consideration consisting of a combination of cash and a fraction of a share of the Company’s common stock (the “Offer”), the proposed merger of Marty Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Acquisition Sub”), with and into Diedrich (the “Merger”) and other transactions contemplated by the Agreement and Plan of Merger, dated as of November 2, 2009, as amended (the “Merger Agreement”). This opinion is being furnished in connection with a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 2,614,693 shares of the Company’s common stock, no par value per share (the “Shares”), to be issued in connection with the Offer and Merger.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus/Offer to Purchase included therein, the Company’s Amended and Restated Articles of Incorporation and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion is expressed only with respect to the laws of the State of Washington and the General Corporation Law of the State of Delaware (“DGCL”).

In rendering this opinion, we have assumed that, prior to the issuance of any of the Shares (i) the Registration Statement will have become effective under the Securities Act of 1933, as amended, (ii) all conditions to the Offer will be satisfied or waived and the exchange contemplated by the Offer will be consummated in accordance with the terms of the Offer, (iii) to the extent required under the DGCL, the Merger Agreement and the transactions contemplated thereby will be approved by the stockholders of Diedrich and (iv) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement.

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM

Peet’s Coffee & Tea, Inc.

November 17, 2009

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, which are being offered and sold by the Company in accordance with the Registration Statement and the related Prospectus/Offer to Purchase and the Offer and the Merger as described therein, when issued, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus/Offer to Purchase included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD KRONISH LLP

By:	/s/ Kenneth L. Guernsey
Kenneth L. Guernsey

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM